EXHIBIT 10.1

Published CUSIP Numbers:
Revolving Credit Advances: ______
Term Advances: ______

$1,250,000,000

CREDIT AGREEMENT

Dated as of April 27, 2006

Among

CBRL GROUP, INC.,
as Borrower,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

THE LENDERS, SWING LINE BANK AND ISSUING BANKS NAMED HEREIN,

SUNTRUST BANK,
as Syndication Agent,

BANK OF AMERICA, N.A.,
as Co-Documentation Agent,

KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Bookrunner Manager and as Sole Lead Arranger

T A B L E O F C O N T E N T S

i

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SCHEDULES
Schedule I	Guarantors
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	Disclosed Litigation
Schedule 4.01(p)	ERISA Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	Environmental Disclosure
Schedule 4.01(r)	Open Years
Schedule 4.01(t)	Existing Debt
Schedule 4.01(u)	Surviving Debt
Schedule 4.01(v	Liens
Schedule 4.01(w)	Owned Real Property
Schedule 4.01(x)	Leased Real Property (Lessee)
Schedule 4.01(y)	Leased Real Property (Lessor)
Schedule 4.01(z)	Investments
Schedule 4.01(aa)	Intellectual Property

EXHIBITS
Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Notice of Borrowing
Exhibit C-1	Form of Lender Addendum
Exhibit C-2	Form of Assignment and Acceptance
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Guaranty Supplement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Opinion of Counsel to the Loan Parties

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 27, 2006, among CBRL GROUP, INC., a Tennessee corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), SUNTRUST BANK, as syndication agent, BANK OF AMERICA, N.A., as co-documentation agent, KEYBANK NATIONAL ASSOCIATION, as co-documentation agent, WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined), and WACHOVIA CAPITAL MARKETS, LLC, as Sole Bookrunner Manager and Sole Lead Arranger (in such capacities, the “Arranger”).

PRELIMINARY STATEMENTS:

1.  The Borrower intends to repurchase a portion of its outstanding common stock (the “Repurchase”), as described in the Tender Offer Documents (as defined below), in an aggregate amount for the Repurchase not to exceed $775 million.

2.  The Borrower has requested that (a) the Lender Parties lend to the Borrower up to $800 million pursuant to a term facility under this Agreement, at least $700 million of which shall be used to finance the Repurchase, to refinance all Existing Debt (as hereinafter defined) of the Borrower and its Subsidiaries, other than Surviving Debt (including existing Capitalized Leases and Convertible Notes (each as hereinafter defined)) (collectively, the “Refinancing”), and to pay fees, expenses, and costs related thereto, and the balance of such proceeds shall be used from time to time to purchase additional shares of the Borrower’s outstanding common stock, (b) the Lender Parties lend to the Borrower up to $200 million pursuant to a delayed draw term facility under this Agreement, which may be used to acquire or refinance the Borrower’s 3.0% Zero-Coupon Contingently Convertible Senior Notes (the “Convertible Notes”) and for other general corporate purposes and (c) from time to time, the Lender Parties lend to the Borrower and issue Letters of Credit for the account of the Borrower to provide working capital for and for other general corporate purposes of the Borrower and its Subsidiaries, pursuant to the Revolving Credit Commitments hereunder and in accordance with the terms of this Agreement. The Lender Parties have indicated their willingness to agree to lend such amounts and provide such Letters of Credit, but only on the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to Article VIII hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.   Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term B-1 Advance, a Term B-2 Advance, a Revolving Credit Advance, a Swing Line Advance or a L/C Credit Extension.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Credit Agreement, as amended.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”(as defined in the Master Agreement), and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party that is a party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party that is a party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Percentage” means (a) in respect of (i) each Term Facility, 0.50% per annum for Base Rate Advances and 1.50% per annum for Eurodollar Rate Advances, (ii) the Revolving Credit Facility, for the period from the Effective Date until the end of the first full fiscal quarter after the Effective Date, 0.50% per annum for Base Rate Advances and 1.50% per annum for Eurodollar Rate Advances, (iii) the Revolving Credit Commitment Fee, for the period from the Effective Date until the end of the first full fiscal quarter after the Effective Date, 0.25% per annum and (iv) Delayed Draw Commitment Fee, 0.75% per annum; and (b) in respect of the Revolving Credit Facility and the Revolving Credit Commitment Fee, for any time subsequent to the first full fiscal quarter after the Effective Date, the respective percentage per annum determined by reference to the Consolidated Total Leverage Ratio as set forth below:

Consolidated Total Leverage Ratio	Eurodollar Rate Advance	Base Rate Advance	Revolving Credit Commitment Fee
Level I: > 4.00	1.75%	0.75%	0.375%
Level II: > 3.00 but ≤ 4.00	1.50%	0.50%	0.250%
Level III: > 2.00 but ≤ 3.00	1.25%	0.25%	0.200%
Level IV: ≤ 2.00	1.00%	0.00%	0.150%

Pursuant to clause (b) above, in respect of the Revolving Credit Facility and the Revolving Credit Commitment Fee, for any time after the first full fiscal quarter after the Effective Date, the Applicable Percentage for each Base Rate Advance and the Revolving Credit Commitment Fee shall be determined by reference to the Consolidated Total Leverage Ratio in effect from time to time and the Applicable Percentage for each Eurodollar Rate Advance shall be determined by reference to the Consolidated Total Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no change in the Applicable Percentage shall be effective until three Business Days after the date on which the Administrative Agent receives the certificate of the Chief Financial Officer of the Borrower delivered pursuant to Section 5.03(b) or (c), as the case may be, and (B) the Applicable Percentage shall be at Level I (in the case of the Revolving Credit Facility and the Revolving Credit Commitment Fee) for so long as (x) the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be or (y) an Event of Default has occurred and is continuing.

“Appropriate Lender” means, at any time, with respect to (a) either of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made L/C Credit Extensions pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-2 hereto or any other form approved by the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title II, U.S. Code, or any similar foreign, federal or state law for the relief of debtors under which a proceeding of the type referred to in Section 6.01(f) could be commenced or maintained.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)  the rate of interest established by Wachovia in Charlotte, North Carolina from time to time as Wachovia’s prime rate; and

(b)  ½ of 1% per annum above the Federal Funds Rate.

The Base Rate is not intended to be nor will it necessarily be the lowest rate of interest extended by Wachovia to its customers.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures minus (c) the aggregate amount of proceeds of sales, transfers or other dispositions of assets received by such Person during such period. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases and under which the Borrower or any of its Subsidiaries is the lessee or obligor, excluding, in the event of a change in GAAP, leases originally and properly recorded as operating leases under GAAP, which leases will continue to be treated as operating leases, and excluding, in any event, ground leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) below, (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1 billion, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) any repurchase agreement entered into with either any Lender Party or any other commercial banking institution of the nature referred to in clause (b), secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c), having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender Party or other commercial banking institution.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease to constitute a majority of the board of directors of the Borrower because they are neither (i) nominated by those Persons on the Borrower’s board of directors on the Closing Date nor (ii) appointed by directors so nominated; or (b) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity or Voting Interests of the Borrower (or other securities convertible into such Equity or Voting Interests) representing 25% or more of the combined voting power of all Equity or Voting Interests of the Borrower; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (d) the occurrence of a “change of control”, “change in control” or similar circumstance under any material debt instrument of the Borrower.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” means an interest bearing account of the Borrower to be designated by the Borrower as the Collateral Account and maintained with the Collateral Agent.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Pledge Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) or (k), and any other agreement that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, including under any supplement to the Pledge Agreement.

“Commitment” means a Term B-1 Commitment, a Term B-2 Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, by making such information available to such Agent or such Lender Party, acting in violation of a confidentiality agreement with any of the Loan Parties.

“Consolidated Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, excluding, in the event of a change in GAAP, leases originally and properly recorded as operating leases under GAAP, which leases will continue to be treated as operating leases, and (b) all Synthetic Debt of such Person at such date. The term “Consolidated Debt for Borrowed Money” shall not include Obligations of such Person under bankers’ acceptances, letters of credit or similar facilities.

“Consolidated EBITDA” means, for any period , the sum of (all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP for the most recently completed Measurement Period): (a) net income (or net loss), plus (b) without duplication and to the extent deducted in determining such net income (or net loss), the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense and (iv) any other non-cash deductions, including non-cash compensation and non-cash impairment charges (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior Measurement Period), in each case of the Borrower and its Subsidiaries, minus (c) without duplication and to the extent included in determining such net income (or net loss), the sum of (i) any non-cash gains and (ii) any gains (or plus losses) realized in connection with any disposition of property (other than any gains which represent the reversal of a reserve accrued for the payment of cash charges in any future Measurement Period and any gains from sales of inventory in the ordinary course of business).

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) cash interest payable on all Consolidated Debt for Borrowed Money, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period; provided that, for purposes of determining the amount in clause (b) above in the calculation of the Consolidated Interest Coverage Ratio (i) for the Measurement Period ending July 28, 2006, the amount in clause (b) shall equal cash interest payable on all Consolidated Debt for Borrowed Money, in each case of the Borrower and its Subsidiaries for the fiscal quarter ending July 28, 2006, multiplied by four, (ii) for the Measurement Period ending October 27, 2006, the amount in clause (b) shall equal cash interest payable on all Consolidated Debt for Borrowed Money, in each case of the Borrower and its Subsidiaries for the two fiscal quarters ending October 27, 2006, multiplied by two and (iii) for the Measurement Period ending January 26, 2007, the amount in clause (b) shall equal cash interest payable on all Consolidated Debt for Borrowed Money, in each case of the Borrower and its Subsidiaries for the three fiscal quarters ending January 26, 2007, multiplied by 4/3.

“Consolidated Total Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Continuing Directors” means the directors of the Borrower on the date hereof and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Convertible Notes” has the meaning specified in the Preliminary Statements.

“Cracker Barrel” means Cracker Barrel Old Country Store, Inc., a Subsidiary of the Borrower as of the date hereof.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all Consolidated Debt for Borrowed Money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than amounts due for a period not exceeding five (5) Business Days for the purchase of the Borrower’s outstanding common stock as permitted by this Agreement, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Synthetic Debt of such Person, (j) Obligations under direct or indirect guaranties in respect of, and Obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any other Person of the kinds referred to in clauses (a) through (i) above and (k) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The amount of any Debt referred to in clause (j) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Debt is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Default” means any Event of Default specified in Section 6.01 or any event that would constitute an Event of Default but for the passage of time or the requirement that written notice be given or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a L/C Credit Extension made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or the Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(a), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Delayed Draw Commitment Fee” has the meaning specified in Section 2.08(a)(ii).

“Disclosed Litigation” has the meaning specified in Section 3.01(f).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” in the Lender Addendum delivered by such Lender Party or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund, (d) any Federal Reserve Bank, and (e) any other Person (other than an individual) approved by (i) the Administrative Agent, and (ii) in the case of an assignment of a Revolving Credit Commitment, (x) the Issuing Bank and (y) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” in the Lender Addendum delivered by such Lender Party or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01 (for the avoidance of doubt, with the passage of time or the giving of written notice as specified in Section 6.01 completed).

“Excess Cash Flow” means, for any period, (a) the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, minus (b) to the extent permitted under this Agreement and paid during such period, the sum of:

(i)  the aggregate amount of Capital Expenditures of the Borrower (to the extent not financed with Debt or equity) plus

(ii)  the aggregate amount of all regularly scheduled principal payments of Debt plus

(iii)  the aggregate principal amount of all optional prepayments of Debt described in clause (ii) above (other than Debt that is revolving in nature) plus

(iv)  the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such period pursuant to Section 2.06(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating Consolidated EBITDA for such period; plus

(v)  the aggregate amount of cash taxes paid in such period; plus

(vi)  the aggregate amount of cash interest expenses paid in such period; plus

(vii)  the aggregate amount of permitted dividends, distributions and repurchases in respect of the Borrower’s Equity Interests.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the date hereof, other than intercompany debt.

“Existing Issuing Bank” means SunTrust Bank in its capacity as an issuing bank with respect to the Existing Letter of Credit.

“Existing Letter of Credit” means the letter of credit outstanding as of the date hereof that was issued pursuant to the Revolving Credit Loan Agreement dated as of February 21, 2003 among the Borrower, SunTrust Bank, as agent, and the other lenders party thereto.

“Extension of Credit” means the making of an Advance or the issuance or renewal of a Letter of Credit.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance, except to the extent such insurance is used to pay costs of benefits or replacement expenses for the covered parties, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include Net Cash Proceeds nor shall it include (a) cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (i) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 12 months after the occurrence of such damage of loss or (ii) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (b) disbursements or liquidations from the Borrower’s Non-Qualified Deferred Compensation Plan made to fund distributions to participants, in each case as confirmed in writing to the Administrative Agent.

“Facility” means the Term B-1 Facility, the Term B-2 Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated March 16, 2006 among the Borrower, the Administrative Agent and the Arranger, as amended.

“Fiscal Year” means the regular reporting year of the Borrower and its consolidated Subsidiaries ending on the Friday nearest July 31st in any calendar year.

“Foreign Benefit Arrangement” has the meaning specified in Section 4.01(p)(vi).

“Foreign Plan” has the meaning specified in Section 4.01(p)(vi).

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Granting Lender” has the meaning specified in Section 9.07(k).

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means each of the Subsidiaries of the Borrower listed on Schedule I hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Guaranty” means the guaranty set forth in Article VIII together with each other guaranty and Guaranty Supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Guaranty Supplement” has the meaning specified in Section 8.07.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated March, 2006 based on information provided by the Borrower used by the Arranger in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)  the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)  Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e)  in respect of the initial Interest Period for Term B-2 Advances, to the extent any Term B-2 Advances are made during the middle of an Interest Period with respect to any other Term Advance (each an “Existing Term Advance”) outstanding immediately prior to the making of such Term B-2 Advances, each Interest Period of such Term B-2 Advances shall be lined up with the Interest Period or Interest Periods of the Existing Term Advances as soon as possible.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” of any Person means all such Person’s inventory in all of its forms, including, without limitation, (a) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (b) goods in which such Person has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee) and (c) goods that are returned to or repossessed or stopped in transit by such Person), and all accessions thereto and products thereof and documents therefor.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original principal or capital amount thereof less the sum of (a) all cash returns of principal or equity thereon and (b) in the case of any guaranty, any reduction in the aggregate amount of liability under such guaranty to the extent that such reduction is made strictly in accordance with the terms of such guaranty (and, in each case, without adjustment by reason of the financial condition of such other Person).

“Issuing Banks” means Wachovia, and, insofar as the Existing Letter of Credit is concerned, the Existing Issuing Bank, and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as Wachovia, the Existing Issuing Bank or such Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Collateral Account” “means an interest bearing account of the Borrower to be designated by the Borrower as the L/C Collateral Account and maintained with the Collateral Agent.

“L/C Credit Extension” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii)(A).

“Leased Real Properties” means those properties listed in Schedule 4.01(w)(i).

“Lender Addendum” shall mean, with respect to any Lender Party on or prior to the date of Initial Extension of Credit, a Lender Addendum in the form of Exhibit C-1, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender Party on or prior to the date hereof.

“Lender Party” means any Lender, the Issuing Banks or the Swing Line Bank.

“Lenders” means each Person listed on the signature pages hereof as a Lender as of the date hereof, each Person that has become a Lender by executing and delivering a Lender Addendum on or prior to the date of Initial Extension of Credit and each Person that shall become a Lender hereunder pursuant to Section 9.07, for so long as such Person shall be a party to this Agreement.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name in the Lender Addendum delivered by the Issuing Bank under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Letter of Credit Commitments are (before giving effect to any reduction pursuant to Section 2.05) $50,000,000.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(d).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter and (f) each Letter of Credit Agreement, in each case as amended, and excluding any Secured Hedge Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Logan’s” means Logan’s Roadhouse, Inc., a Subsidiary of the Borrower as of the date hereof.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole.

“Material Adverse Effect” means any event, condition or circumstance, individually or in the aggregate, that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or (c) the ability of any Loan Party to perform its Obligations under any Transaction Document to which it is or is to be a party.

“Material Contract” means any contract where the failure by any party thereto to perform its Obligations thereunder could be reasonably likely to have a Material Adverse Effect.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date or, if less than four consecutive fiscal quarters of the Borrower have been completed since the date of the Initial Extension of Credit, the fiscal quarters of the Borrower that have been completed since the date of the Initial Extension of Credit.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to (a) any sale, lease, transfer or other disposition (other than by short-term lease but including by way of the occurrence of an event that gives rise to insurance proceeds) of any asset (other than Inventory in the ordinary course of business), excluding disbursements or liquidations from the Borrower’s Non-Qualified Deferred Compensation Plan made to fund distributions to participants, or (b) the incurrence or issuance of any Debt or (c) the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person (excluding proceeds received pursuant to director or employee option plans or other employee benefit plans) or (d) any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) the amount of taxes estimated in the Borrower’s good faith to be paid in connection with or as a result of such transaction, (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof, and (iv) the amount of consideration paid in connection with the purchase, repurchase or buy-out of leases or the exercise of any option to purchase real estate, improvements, fixtures or equipment used in its operations by the Borrower or its Subsidiaries; provided such purchase, re-purchase, buy-out or exercise of such option is made within six months of the receipt of such cash proceeds with respect thereto; provided, however, that if any amounts described in clauses (i) and (ii) estimated to be paid in connection with or as a result of any such transaction are not paid within one year following the date of such transaction, the excess of such estimated amounts over the amount of such fees, discounts, commissions and taxes paid within such one-year period in connection with or as a result of such transaction shall be “Net Cash Proceeds” at the end of such one-year period; provided further that Net Cash Proceeds shall not include any such insurance proceeds to the extent such insurance proceeds are applied to the replacement of the asset or property in respect of which such insurance proceeds were received, so long as such application is made within 12 months after the occurrence of the event giving rise to such insurance proceeds; provided further that Net Cash Proceeds shall not include any cash receipts from any transaction described in clause (a) or (d) above to the extent (A) such cash receipts are reinvested in the same or similar assets of the Borrower and its Subsidiaries within 365 days after the date of receipt thereof or (B) the proceeds of such cash receipts (individually or in the aggregate) shall not exceed $10 million.

“Non-Qualified Deferred Compensation Plan” means the Borrower’s 2005 Non-Qualified Savings Plan effective January 1, 2005.

“Note” means a Term Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, reimbursement amounts, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Open Year” has the meaning specified in Section 4.01(q)(iii).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Owned Real Properties” means those properties listed in Schedule 4.01(w).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Disposition” has the meaning specified in Section 5.02(e)(vi).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01 (b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days or are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(g); and (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligation, surety and appeal bonds and other obligations of a like nature, in each case in the ordinary course of business.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” has the meaning specified in Section 3.01(a)(iii).

“Pledged Debt” has the meaning specified in the Pledge Agreement.

“Pledged Shares” has the meaning specified in the Pledge Agreement.

“Post Petition Interest” has the meaning specified in Section 8.08(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is an amount equal to the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Real Property Lease” means all of the leases of real property under which any Loan Party or any of its Subsidiaries is the lessor or the lessee from time to time.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Tender Offer Documents made by the Borrower to its shareholders, any other document related to the Repurchase.

“Replaced Lender” has the meaning specified in Section 2.17.

“Replacement Lender” has the meaning specified in Section 2.17.

“Repurchase” has the meaning specified in the Preliminary Statements.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused Term Commitment of such Lender at such time and (iv) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and L/C Credit Extensions owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of (i) the Revolving Credit Advances, (ii) the Swing Line Advances and (iii) the L/C Credit Extensions outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Revolving Credit Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Credit Lenders at such time (i) the aggregate principal amount of (A) the revolving Credit Advances, (B) the Swing Line Advances and (C) the L/C Credit Extensions owing to such Revolving Credit Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, (ii) such Revolving Credit Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and L/C Credit Extensions owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth in the Lender Addendum delivered by such Revolving Credit Lender under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Revolving Credit Commitments are (before giving effect to any reduction pursuant to Section 2.05) $250 million.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.08(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, L/C Credit Extensions and Swing Line Advances made by such Lender, as amended, endorsed or replaced.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.

“Secured Obligations” has the meaning specified in Section 2 of the Pledge Agreement and shall include, without limitation, the obligations of the Borrower under each Secured Hedge Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date, after giving effect to any transaction contemplated to be consummated as of such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(k).

“Subordinated Obligations” has the meaning specified in Section 8.08.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the Initial Extension of Credit that remains outstanding immediately after giving effect to the Initial Extension of Credit, other than intercompany debt.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Wachovia and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as Wachovia or such Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth in the Lender Addendum delivered by the Swing Line Bank under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Acceptance, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Swing Line Commitments are (before giving effect to any reduction pursuant to Section 2.05) $25,000,000.

“Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that functions primarily as a borrowing.

“Taxes” has the meaning specified in Section 2.12(a).

“Tender Offer Documents” means the Offer to Purchase of the Borrower dated March 31, 2006 and the related Tender Offer Statement on Schedule TO and all attachments and exhibits thereto.

“Term Advance” means a Term B-1 Advance or a Term B-2 Advance.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the sum of such Lender’s Term B-1 Commitment and such Lender’s Term B-2 Commitment.

“Term Facility” means, collectively, the Term B-1 Facility and the Term B-2 Facility.

“Term Lender” means any Term B-1 Lender or Term B-2 Lender.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended, endorsed or replaced.

“Term B-1 Advance” has the meaning specified in Section 2.01(a)(i).

“Term B-1 Commitment” means, with respect to any Term B-1 Lender at any time, the amount set forth in the Lender Addendum delivered by such Term B-1 Lender under the caption “Term B-1 Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-1 Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Term B-1 Commitments are (before giving effect to any reduction pursuant to Section 2.05) $800 million.

“Term B-1 Facility” means, at any time, the aggregate amount of the Term B-1 Lenders’ Term B-1 Commitments at such time.

“Term B-1 Lender” means any Lender that has a Term B-1 Commitment.

“Term B-2 Advance” has the meaning specified in Section 2.01(a)(ii).

“Term B-2 Availability Period” means the period from and including the Effective Date to the earlier of (a) October 27, 2007 and (b) the date of termination in whole of the Term Commitments pursuant to Section 2.05 or 6.01.

“Term B-2 Commitment” means, with respect to any Term B-2 Lender at any time, the amount set forth in the Lender Addendum delivered by such Term B-2 Lender under the caption “Term B-2 Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-2 Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Term B-2 Commitments are (before giving effect to any reduction pursuant to Section 2.05) $200 million.

“Term B-2 Facility” means, at any time, the aggregate amount of the Term B-2 Lenders’ Term B-2 Commitments at such time.

“Term B-2 Lender” means any Lender that has a Term B-2 Commitment.

“Termination Date” means (a) with respect to the Term Facility, the earlier of April 27, 2013 and the date of termination in whole of the Term Commitments pursuant to Section 2.05 or Section 6.01, and (b) with respect to the Revolving Credit Facility, the earlier of April 27, 2011 and the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01 and (c) with respect to the Swing Line Facility and the Letter of Credit Facility, the earlier of April 27, 2011 and the date of termination in whole of the Swing Line Facility or the Letter of Credit Commitment, as the case may be, in each case pursuant to Section 2.05 or 6.01.

“Transaction” means the Repurchase and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and L/C Credit Extensions made by such Lender (in its capacity as a Lender) and outstanding at such time plus (without duplication of any amount described in clause (i)) (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all L/C Credit Extensions made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time. For the avoidance of doubt, such Lender’s Pro Rata Share of the amounts in clauses (b)(ii)(B) and (b)(ii)(C) above shall be reduced on a dollar-for-dollar basis by the amount of L/C Credit Extensions or Swing Line Advances, as applicable, made by such Lender, as described in clause (b)(i) above.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” has the meaning specified in the Preliminary Statements.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.   Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.   Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(i) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01.   The Advances and the Letters of Credit. (a)(i) The Term B-1 Advances. Each Term B-1 Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B-1 Advance”) to the Borrower on or after the Effective Date in an amount not to exceed such Lender’s Term B-1 Commitment at such time, consisting of Term B-1 Advances made simultaneously by the Term B-1 Lenders ratably according to their Term B-1 Commitments. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.

(ii) The Term B-2 Advances. Each Term B-2 Lender severally agrees, on the terms and conditions hereinafter set forth, to make either one advance or two advances of equal principal amount (each, a “Term B-2 Advance”) to the Borrower on any Business Day during the Term B-2 Availability Period in an aggregate amount for all such advances not to exceed such Lender’s Term B-2 Commitment at such time, consisting of Term B-2 Advances made simultaneously by the Term B-2 Lenders ratably according to their Term B-2 Commitments. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.

(b)  The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Business Day after the date of Initial Extension of Credit until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be, in the case of a Eurodollar Rate Advance, in an aggregate amount of $5,000,000 or an integral multiple of $100,000 in excess thereof, or, in the case of a Base Rate Advance, in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (other than a Revolving Credit Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding L/C Credit Extensions) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c)  The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in respect of the Revolving Credit Facility (i) in an aggregate amount for all Swing Line Advances not to exceed at any time outstanding the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $100,000 or an integral multiple of $100,000 in excess thereof and shall bear interest at the Base Rate plus the Applicable Percentage then applicable, or a rate mutually agreed by the Borrower and the Swing Line Bank. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to such Lender’s Pro Rata Share of such Swing Line Advance.

(d)  The Letters of Credit. The Existing Issuing Bank, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letter of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Each Issuing Bank (other than the Existing Issuing Bank) agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (together with the Existing Letter of Credit, the “Letters of Credit”) in U.S. Dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y)  the Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (a) one year after its date of issuance and (b) the 60th day prior to the Termination Date in respect of the Revolving Credit Facility, but may by its terms be renewable annually in accordance with the applicable Letter of Credit Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any L/C Credit Extensions resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(d). Notwithstanding anything to the contrary contained herein or in the Existing Letter of Credit (including any automatic renewal provision), the Existing Letter of Credit may not be renewed after the Effective Date and shall expire on the expiration date in effect as of the Effective Date without giving effect to any renewal of the Existing Letter of Credit.

SECTION 2.02.   Making the Advances.

                 (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or by telephone, confirmed promptly in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (Charlotte, North Carolina time) in the case of a Borrowing consisting of Eurodollar Rate Advances and 2:00 P.M. (Charlotte, North Carolina time) in the case of a Borrowing consisting of Base Rate Advances, in each case on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account no later than 2:00 P.M. (Charlotte, North Carolina time) on the date of such Borrowing); provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and L/C Credit Extensions outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b)  (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing, or by telephone, confirmed promptly in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account no later than 2:00 P.M. (Charlotte, North Carolina time) on the date of such Borrowing).

(ii)  The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii)  If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv)  If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate plus 1/2 of 1%.

(v)  Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to Section 2.02(b)(ii) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c)  Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing during the period from the date hereof until the earlier of (x) thirty days thereafter and (y) the completion of the primary syndication of the Facilities, as determined by the Administrative Agent in its sole discretion, or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and (ii) the Term Advances may not be outstanding as part of more than 6 separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than 5 separate Borrowings.

(d)  Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Loan Parties to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)  Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate plus 1/2 of 1%. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.   Issuance of and Drawings and Reimbursement Under Letters of Credit

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the tenth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such later day as the Issuing Bank shall agree), by the Borrower to the Issuing Bank, which shall give to the Administrative Agent prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing, or by telephone, confirmed promptly in writing, or telecopier or electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit (which amount shall not be less than $1,000,000 unless otherwise agreed by the Issuing Bank and to the Administrative Agent), (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (A) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (B) it has not received notice of objection to such issuance from the Required Lenders, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at the Issuing Bank’s office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)  Letter of Credit Reports. Upon request by the Administrative Agent, the Issuing Bank shall furnish (i) to the Administrative Agent on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous month and drawings during such month under all Letters of Credit, (ii) to each Revolving Credit Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c)  Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a) or the deemed issuance of the Existing Letter of Credit under Section 2.01(e), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d) (or which has been so reimbursed but must be returned or restored by the Issuing Bank because of the occurrence of an event specified in Section 6.01(f) or otherwise) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and pay for participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a L/C Credit Extension made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the L/C Credit Extension made by the Issuing Bank shall be reduced by such amount on such Business Day.

        (d)  Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a L/C Credit Extension, which shall be a Base Rate Advance, in the amount of such draft.

(e)  Failure to Make L/C Credit Extensions. The failure of any Lender to make the L/C Credit Extension to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its L/C Credit Extension on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Credit Extension to be made by such other Lender on such date.

(f)  Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 2.04.   Repayment of Advances. (a) Term Advances.  (i) Term B-1 Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the respective Term B-1 Lenders the aggregate outstanding principal amount of the Term B-1 Advances on the following dates in amounts specified below (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

Date	Amount
July 28, 2006	$2,000,000
October 27, 2006	$2,000,000
January 26, 2007	$2,000,000
April 27, 2007	$2,000,000
August 3, 2007	$2,000,000
November 2, 2007	$2,000,000
February 1, 2008	$2,000,000
May 2, 2008	$2,000,000
August 1, 2008	$2,000,000
October 31, 2008	$2,000,000
January 30, 2009	$2,000,000
May 1, 2009	$2,000,000
July 31, 2009	$2,000,000
October 30, 2009	$2,000,000
January 29, 2010	$2,000,000
April 30, 2010	$2,000,000
July 30, 2010	$2,000,000
October 29, 2010	$2,000,000
January 28, 2011	$2,000,000
April 29, 2011	$2,000,000
July 29, 2011	$2,000,000
October 28, 2011	$2,000,000
January 27, 2012	$2,000,000
April 27, 2012	$2,000,000
August 3, 2012	$2,000,000
November 2, 2012	$2,000,000
February 1, 2013	$2,000,000
April 27, 2013	All remaining balance of Term B-1 Advances

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of each Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date; provided, further, that upon the making of any Term B-2 Advances, the amortization schedule set forth above and this Section 2.04(a)(i) shall be subject to Section 2.04(a)(ii).

(ii)  Term B-2 Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the respective Term B-2 Lenders the aggregate outstanding principal amount of the Term B-2 Advances as follows: upon the making of any Term B-2 Advances pursuant to Section 2.01(a)(ii), (x) amortization shall commence with respect to such Term B-2 Advances and shall be payable in the same proportions (adjusted for the later commencement date) and on the dates as amortization is payable on the Term B-1 Advances, (y) Section 2.04(a) and the amortization schedule set forth herein shall be deemed amended to the extent necessary to incorporate the amortization of such Term B-2 Advances and (z) any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and made available to the other parties hereto.

                        (b)  Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

   (c)  Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh Business Day after the requested date of such Borrowing) and the Termination Date in respect of the Revolving Credit Facility.

  (d)  L/C Credit Extensions. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a L/C Credit Extension on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each L/C Credit Extension made by each of them.

(ii)  The Obligations of the Borrower (with respect to payment) and the Revolving Credit Lenders under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit in respect of any Letter of Credit (including all reimbursement obligations payable to the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, any or all of the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A)  any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)  payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F)  any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05.   Termination or Reduction of the Commitments

 (a)  Optional. The Borrower may, upon at least five Business Days’ written notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term B-1 Commitments, the Term B-2 Commitments, the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility. Any such termination or reduction of the Unused Revolving Credit Commitments shall be permanent.

(b)  Mandatory. (i) Upon each making of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the aggregate amount of such Term Advances. The Term B-1 Commitment shall automatically terminate in whole upon the drawing thereunder.  The Term B-2 Commitment shall automatically terminate in whole upon the earlier to occur of (A) the second drawing thereunder and (B) the end of the Term B-2 Availability Period.

(ii)  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii)  The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06.   Prepayments.

        (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment shall be applied ratably to the amortization installments under the Term Facility.

(b)  Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year, commencing in respect of the Fiscal Year ended on or about August 3, 2007, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and (if applicable pursuant to Section 2.06(b)(vi) below) deposit an amount in the Collateral Account in an amount equal to, (A) at any time when the Consolidated Total Leverage Ratio as of the end of the applicable Fiscal Year is greater than 2.50:1.00, 50% of the amount of Excess Cash Flow for such Fiscal Year and (B) at any time when the Consolidated Total Leverage Ratio as of the end of the applicable Fiscal Year is less than or equal to 2.50:1.00, 25% of the amount of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied first ratably to the amortization installments under the Term Facility and second to the Revolving Credit Facility without reduction in the Revolving Credit Commitment or the Letter of Credit Commitment as set forth below in clause (v) of this Section 2.06(b).

(ii)  The Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of any Loan Party or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii), (iv), (vi), (vii)(B) or (vii)(D)(except as provided in the proviso thereto) of Section 5.02(e)), (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), (C) the issuance of any class of equity (other than pursuant to a Permitted Disposition or the issuance of equity compensation to the employees of the Borrower and its Subsidiaries including stock option exercises and restricted stock issuance), (D) any capital contribution and (E) any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in clause (A), (B), (C) or (D) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and (if applicable pursuant to Section 2.06(b)(vi) below) deposit an amount in the Collateral Account in an amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied first to the Term Facility to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter ratably to the remaining amortization installments thereunder and second to the Revolving Credit Facility without reduction in the Revolving Credit Commitment or the Letter of Credit Commitment as set forth below in clause (v) of this Section 2.06(b).

(iii)  The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the L/C Credit Extensions and the Swing Line Advances and (if applicable pursuant to Section 2.06(b)(vi) below) deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the L/C Credit Extensions and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iv)  The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v)  Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), or (iii) above shall be made without reduction in the Revolving Credit Commitment or the Letter of Credit Commitment and shall be first applied to prepay L/C Credit Extensions then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

(vi)  All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c). If any payment of Eurodollar Rate Advances otherwise required to be made under Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

SECTION 2.07.   Interest.   (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)  Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)  Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Percentage in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)  Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that (x) following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent and (y) at any time after the payment of Default Interest has been required, the Required Lenders may, if they so determine, rescind the accrual or payment of any or all Default Interest.

(c)  Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08.   Fees.  (a) Commitment Fee. (i) The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee (the “Revolving Credit Commitment Fee”), from and including the date hereof in the case of each Person that is a Lender as of the date hereof and from and including the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date in respect of the Revolving Credit Commitment, payable in arrears, quarterly, as invoiced by the Administrative Agent on or before the due date, on the last day of each April, July, October and January, commencing July 31, 2006, and on the Termination Date in respect of the applicable Facility, at the Applicable Percentage in respect of Revolving Credit Commitment Fee on the average daily Unused Revolving Credit Commitment of such Lender; provided, however, that (A) outstanding Swing Line Advances shall not constitute usage of the Revolving Credit Commitments for purposes of calculating the foregoing and (B) no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii) The Borrower shall pay to the Administrative Agent for the account of the Term B-2 Lenders a commitment fee (the “Delayed Draw Commitment Fee”), from and including the date hereof in the case of each Person that is a Lender as of the date hereof and from and including the effective date specified in the Assignment and Acceptance pursuant to which it became a Term B-2 Lender in the case of each other Lender until the termination or expiration of each Lender’s Term B-2 Commitment, payable in arrears, quarterly, as invoiced by the Administrative Agent on or before the due date, on the last day of each April, July, October and January, commencing July 31, 2006, and on the date of termination of such Lender’s Term B-2 Commitment, at the Applicable Percentage in respect of Delayed Draw Commitment Fee on the unused Term B-2 Commitment of such Lender.

                    (b)  Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly, as invoiced by the Administrative Agent on or before the due date, on the last day of each April, July, October and January, commencing July 31, 2006, and on the Termination Date in respect of the Revolving Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit at the Applicable Percentage for Eurodollar Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or an Event of Default, the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

(ii) The Borrower shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree, with the initial fronting fee to be 0.125% per annum on the Available Amount of all Letters of Credit payable quarterly, as invoiced by the Administrative Agent on or before the due date, in arrears on the last day of each April, July, October and January, commencing July 31, 2006.

         (c)  Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees pursuant to the Fee Letter.

SECTION 2.09.   Conversion of Advances.  (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that this Section 2.09(a) shall not apply to Swing Line Advances; and provided further that except as provided in Section 2.10(a), any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)  Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)  Upon the occurrence and during the continuance of any Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, unless in any such case the Required Lenders shall otherwise agree.

SECTION 2.10.   Increased Costs, Etc.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining L/C Credit Extensions (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Upon receipt of notice from a Lender Party claiming compensation pursuant to this Section 2.10(a) and so long as no Event of Default shall have occurred and be continuing, the Borrower, in addition to its rights under Section 2.10(e), shall have the right, on or before the 30th day after receipt of such notice, to Convert each Eurodollar Rate Advance under which such Lender has a Commitment into a Base Rate Advance, subject to payment in full of (i) all amounts necessary to compensate such Lender for such increased costs and (ii) any amounts owing pursuant to Section 9.04(c) as a result of such conversion.

(b)  If, due to either (i) the introduction or effectiveness of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)  If (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Eurodollar Rate for an Interest Period or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of funding or maintaining the Eurodollar Rate Advances for any Interest Period that the Borrower has requested be outstanding, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders. Unless the Borrower shall have notified the Administrative Agent upon receipt of such notice that it wishes to rescind or modify its request regarding such Eurodollar Rate Advances, (x) each such Eurodollar Rate Advance that was requested to be Converted into or continued as a Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)  Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)  In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are materially more than those charged by other Lenders, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender Party receives payment in full of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Section 2.10, 2.12, 2.15 and 9.04) and (c) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

SECTION 2.11.   Payments and Computations   (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)  All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)  Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)  Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents or any Secured Hedge Agreement is insufficient to pay in full all amounts due and payable to the Agents, the Lender Parties and the Hedge Banks under or in respect of this Agreement, the other Loan Documents and the Secured Hedge Agreement on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)  first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)  second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii)  third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 14 of the Pledge Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)  fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)  fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi)  sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii)  seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii)  eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date and (B) the payment of all amounts due and payable under each Secured Hedge Agreement ratably; and

(ix)  ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (B) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12.   Taxes.  (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on or measured by its overall net income (and franchise taxes or similar taxes imposed in lieu thereof including those imposed by Sections 67-4-2001 through 2121 of the Tennessee Code Annotated) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)  In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)  The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)  Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Person that is a Lender Party as of the date hereof and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1 or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)  For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)  Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

SECTION 2.13.   Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14.   Use of Proceeds.  With respect to the proceeds of the Term B-1 Advances, at least $700 million of such proceeds shall be used to finance the Repurchase and the Refinancing, and to pay fees, expenses, and costs related thereto on the date of the Initial Extension of Credit, and the balance of such proceeds shall be used from time to time on and after such date to purchase additional shares of the Borrower’s outstanding common stock. The proceeds of the Term B-2 Advances shall be used to refinance the Convertible Notes and for other general corporate purposes. The proceeds of the Revolving Credit Advances and the Swing Line Advances and the issuance of the Letters of Credit shall be used for the account of the Borrower to provide working capital for and for other general corporate purposes of the Borrower and its Subsidiaries (other than to finance any portion of the Repurchase or the Refinancing).

SECTION 2.15.   Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i)  first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii)  second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and

(iii)  third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)  first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii)  second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank;

(iii)  third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv)  fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)  The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16.   Evidence of Debt.  (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon written notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)  The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)  Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17.   Replacement of Lenders.  If any Lender (a) shall become affected by any of the changes or events described in Sections 2.10 or 2.12 and shall request that the Borrower pay for any increased cost or amounts thereunder, (b) is a Defaulting Lender or (c) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.01 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Replaced Lender”), then in such case, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Replaced Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Replaced Lender) of all amounts owed to such Replaced Lender under Sections 2.10 and 2.12 assign all (but not less than all) of its rights, obligations, Advances and Commitments hereunder; provided, that all amounts owed to such Replaced Lender by the Borrower (except liabilities which by the terms hereof survive the payment in full of the Advances and termination of this Agreement) shall be paid in full as of the date of such assignment. Upon any assignment by any Lender pursuant to this Section 2.17 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Replaced Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.10 or 2.12 and Section 9.04 while such Replaced Lender was a Lender). Notwithstanding any Replaced Lender’s failure or refusal to assign its rights, obligations, Advances and Commitments under this Section 2.17, the Replaced Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Replaced Lender by the Replacement Lender of all amounts set forth in this Section 2.17 without any further action of the Replaced Lender.

ARTICLE III

CONDITIONS OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01.   Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on and as of the first date (the “Effective Date”) on which such conditions precedent have been satisfied:

(a)  The Administrative Agent and the Arranger shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Arranger (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)  a counterpart to this agreement duly executed by a Responsible Officer of each Loan Party.

(ii)  The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(iii)  A pledge agreement in substantially the form of Exhibit D hereto (together with each other Pledge Agreement and pledge agreement supplement delivered pursuant to Section 5.01(j) or otherwise, in each case as amended, the “Pledge Agreement”), duly executed by each Loan Party, together with:

(A)  certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)  proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions (other than the State of Tennessee) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

(C)  completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of the Loan Parties as debtor, together with copies of such other financing statements, all as satisfactory to the Administrative Agent,

(D)  evidence of the completion of all other recordings and filings of or with respect to the Pledge Agreement (or, as the Administrative Agent may determine, delivery to the Administrative Agent of satisfactory documentation with respect thereto) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereunder,

(E)  evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Pledge Agreement has been taken, and

(F)  receipt of duly executed payoff letters in respect of the Borrower’s revolving credit facility existing immediately prior to the Initial Extension of Credit.

(iv)  Certified copies of (A) the resolutions of the Board of Directors (or other governing body) of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party as in full force and effect on, and without amendment or modification as of, the Effective Date, and of all documents evidencing other necessary corporate action and governmental approvals and (B) other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(v)  A copy of a certificate of the Secretary of State (or other appropriate officer) of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter or certificate of formation, and each amendment thereto, of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such Loan Party has paid all franchise taxes to the date of such certificate and (2) such Loan Party is duly incorporated or formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation.

(vi)  A certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the date of the Effective Date), certifying as to (A) the absence of any amendments to the charter or other organizational documents of such Loan Party since the date of the certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, limited partnership agreement or limited liability operating agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation or formation and good standing or valid existence of such Loan Party as a corporation, limited partnership or limited liability company, as the case may be, organized under the laws of the jurisdiction of its incorporation or formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii)  A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii)  Certified copies of each of the Tender Offer Documents (including all schedules and exhibits thereto), duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Arranger shall request.

(ix)  A certificate in substantially the form of Exhibit F hereto from Borrower’s chief financial officer attesting to the Solvency of the Loan Parties, before and after giving effect to the Transaction.

(x)  Evidence of the Loan Parties’ insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Loan Parties’ existing insurance coverage remains in effect, and a broker’s letter reasonably satisfactory to the Administrative Agent, dated on the Effective Date, to the effect that such coverage is customary and reasonable when compared to the insurance coverage purchased by similarly situated companies.

(xi)  Copies of satisfactory audited and pro forma consolidated financial statements and forecasts for the Borrower and its Subsidiaries reasonably acceptable to the Administrative Agent.

(xii)  A certificate from the Chief Financial Officer of the Borrower certifying and setting forth the following calculations in reasonable detail: after giving pro forma effect to the Initial Extension of Credit and the consummation of the other elements of the Transaction, (A) the ratio of aggregate total funded Debt (including the Initial Extension of Credit ) of the Borrower and its Subsidiaries as of the Effective Date (“Total Funded Debt”) to Consolidated EBITDA of the Borrower and its Subsidiaries for the four-quarter period ended as of January 27, 2006 (calculated with adjustments reasonably acceptable to the Arranger) shall not exceed 3.8:1.0 and (B) Total Funded Debt (excluding Debt in respect of letters of credit) shall not exceed $1 billion.

(xiii)  A favorable opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as the Administrative Agent may reasonably request.

(b)  The Administrative Agent and the Arranger shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments, security interests and guaranties relating thereto terminated and that all Surviving Debt shall be in an amount and on terms and conditions satisfactory to the Administrative Agent and the Arranger.

(c)  All material Governmental Authorizations and all shareholder, board of director, and material third party consents and approvals necessary in connection with the Transaction and the continued operation of the business of the Loan Parties, after giving effect to the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(d)  There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”), (ii) would reasonably be expected to restrain, prevent, or impose materially adverse conditions on the Transaction or any element thereof or (iii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there shall have been no adverse change in the status, or financial effect on the Borrower, any other Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(e)  The elements of the Transaction to be effected on or before the Effective Date shall have been consummated on terms and conditions consistent with those described in the Tender Offer Documents and otherwise reasonably satisfactory to the Administrative Agent and in compliance with applicable law and regulatory approvals, and each of the Administrative Agent shall be satisfied in all reasonable respects with the terms and conditions of all material agreements and instruments relating to the Transaction and there shall not have been any material modification, amendment, supplement or waiver to any material agreement or instrument relating to the Transaction that could adversely affect the Lenders in any material respect including, without limitation, any modification, amendment, supplement or waiver relating to (i) the amount or type of consideration to be paid in connection with the Transaction and all related tax, legal and accounting matters and (ii) the capitalization, structure and equity ownership of the Borrower and its Subsidiaries after giving effect to the Transaction

(f)  The Borrower shall have received public surveillance ratings from S&P and by Moody’s at least 20 days prior to the Effective Date and the results of such ratings shall have been provided to the Administrative Agent.

(g)  There shall have been no Material Adverse Change since July 29, 2005.

SECTION 3.02.   Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit (and Article II of this Agreement shall become effective on and as of the first date on which such conditions precedent have been satisfied):

(a)  The Effective Date shall have occurred.

(b)  The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day, in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i)  A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(ii)  A certificate from the Chief Financial Officer, the Secretary or an Assistant Secretary of the Borrower certifying that all certifications made in the certificates delivered pursuant to Section 3.01 shall remain true and correct, and all conditions set forth in Section 3.01 shall remain satisfied, in each case as of the day of the Initial Extension of Credit.

(iii)  A reliance letter of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Loan Parties, confirming the opinion delivered pursuant to Section 3.01(a)(xiii) and as to such other matters as the Administrative Agent may reasonably request.

(c)  The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and the Arranger and local counsel to the Lender Parties).

(d)  The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

SECTION 3.03.   Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than an L/C Credit Extension made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the Initial Extension of Credit ), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)  the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii)  no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(b)  The Administrative Agent shall have received the applicable Notice as described in paragraph (a) of this Section 3.03.

SECTION 3.04.   Determinations Under Section 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Section 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

        (a)  Each Loan Party and each of its Subsidiaries (i) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (iv) has all Governmental Authorizations necessary to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such Governmental Authorization could not be reasonably likely to have a Material Adverse Effect.

(b)  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or limited partnership interest (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares, units or partnership interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and except as indicated on Schedule 4.01(b) hereto, are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents.

(c)  The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, certificate of formation, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any current law, rule, regulation (including, without limitation, Regulations U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)  No Governmental Authorization, and no notice to or filing with any Governmental Authority or any other third party, is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents , except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Repurchase has been consummated or will be consummated simultaneously with the Initial Extension of Credit in accordance with the Tender Offer Documents and applicable law.

(e)  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

(f)  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no Material Adverse Change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)  The consolidated balance sheets of the Borrower and its Subsidiaries as at July 29, 2005, and the related consolidated statements of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Deloitte & Touche LLP, independent registered public accountants, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at January 27, 2006, and the related unaudited consolidated statements of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, except (insofar as consistency is concerned) as related to the adoption on July 30, 2005 of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, and since July 29, 2005, there has been no event, development or occurrence that could have a Material Adverse Effect.

(h)  The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at January 27, 2006, the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the four-quarter period then ended, in each case certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such dates, in each case giving effect to the Transaction, all in accordance with GAAP.

(i)  The consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries, delivered to the Lender Parties pursuant to Section 3.01(a)(xi) or 5.03, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of its future financial performance, based upon the assumptions set forth in such forecast.

(j)  Neither the Information Memorandum, the Tender Offer Documents nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)  Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m)  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(n)  The provisions of the Collateral Documents executed by the Loan Parties are effective to create, in favor of the Lenders, legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in any and all of the collateral described therein, securing the Notes and all other Obligations from time to time outstanding under the Loan Documents, and each of such Collateral Documents, upon the taking of possession of the Security Collateral as provided in the Pledge Agreement shall create a fully perfected security interest in all right, title and interest of the Loan Parties in such collateral, superior in right to any liens, existing or future, which the Loan Parties or any creditors of or purchasers from, or any other Person, may have against such collateral or interests therein. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o)  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p)      (i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

  (ii)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)  Schedule B (Actuarial Information), if applicable, to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)  Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)  Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(vi)  With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(A)  Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B)  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C)  Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(q)     (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would be reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)  None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Loan Parties, is adjacent to any such property; except for the properties that are listed in Schedule 4.01(q), there are no and, to the knowledge of the Loan Parties, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries in a form or condition which violates, or gives rise to liability under, Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case, the release, discharge or disposal of which would be reasonably expected to have a Material Adverse Effect.

(iii)  Except as otherwise set forth on Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect .

(r)  (i) Except as disclosed on Schedule 4.01(r), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii)  Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

      (iii) Set forth on Schedule 4.01(r) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(s)  The representations and warranties contained in the other Loan Documents are true and correct in all material respects.

(t)  Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(u)  Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder and the maturity date thereof.

(v)  Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(w)  Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries (“Owned Real Property”), showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner. Each Loan Party or such Subsidiary has good and marketable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and those created by the Loan Documents.

(x)  Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Real Property Leases under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, names of the lessor and lessee, expiration date and annual rental cost thereof.

(y)  Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Real Property Leases under which any Loan Party or any of its Subsidiaries is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, names of the lessor and lessee, expiration date and annual rental received therefor.

(z)  Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(aa)  Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all patents, trademarks, registered trade names, service marks and registered copyrights, and all applications therefor and licenses thereof (other than to franchisees of Logan’s), of each Loan Party or any of its Subsidiaries, showing, as of the date hereof, (i) in the case of registrations, the jurisdiction in which it is registered, the registration number, the date of registration and, other than for copyrights, the expiration date; and (ii) in the case of pending applications, the jurisdiction in which such applications are filed, the application number and the date of filing.

(bb)  Each Loan Party is in compliance in all material respects with the requirements of all laws (including, without limitation, the Patriot Act), rules, regulations and all orders, writs, injunctions, decrees, determinations or awards applicable to it or to its properties, except in such instances in which (i) such requirement of law, rule, regulation, order, writ, injunction, decree, determination or award is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

(cc)  None of the Loan Parties or any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the Letters of Credit and the proceeds from any Advances hereunder will not be used by any Loan Party to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

(dd)  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that the Loan parties consider reasonably necessary for the operation of their respective businesses as presently conducted, without any infringement upon the rights of any other Person that could have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE LOAN PARTIES
SECTION 5.01.   Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Patriot Act.

(b)  Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(c)  Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)  Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including business interruption and hazards) with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts (with such deductibles and self insured retentions) and covering such risks as is usually carried by companies of similar size, engaged in similar businesses and owning similar properties in the same general areas in which any Loan Party or any of its Subsidiaries operates.

(e)  Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Loan Parties and their respective Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) ); provided, further, that none of the Loan Parties or their respective Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors of the Borrower or such Subsidiary or equivalent governing body shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Loan Party or such Subsidiary, as the case may be, and that the loss thereof does not have a Material Adverse Effect.

(f)  Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Loan Parties and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and (in the case of discussions with any of the Agents or any agents or representatives thereof) with their independent certified public accountants; provided that in the case of discussions with or examination or visits by any of the Agents (or any agents or representatives of the Agents), such discussions, examination or visits shall be at the expense of the Borrower.

(g)  Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party in accordance with GAAP.

(h)  Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for such failure to so maintain which would not reasonably be expected to have a Material Adverse Effect.

(i)  Maintenance of Credit Ratings. Use best efforts to maintain public surveillance ratings of the Facilities by Moody’s and S&P.

(j)  Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, then in each case at the Borrower’s expense:

(i)  in connection with the formation or acquisition of a Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 10 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)  within 30 days after such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, pledge agreement supplements and other pledge agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the Equity Interests in any Subsidiary held by a CFC shall not be required to be pledged and (B) if such new property is Equity Interests in a CFC, only 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of such CFC shall be pledged in favor of the Secured Parties,

(iii)  within 30 days after such formation or acquisition of any new Subsidiary, take, and cause each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, pledge agreement supplements and pledge agreements delivered pursuant to the Loan Documents, enforceable against all third parties in accordance with their terms,

(iv)  within 60 days after formation or acquisition of any new Subsidiary that is a “significant subsidiary” as defined by Regulation S-X promulgated by the Securities and Exchange Commission, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in this Section 5.01(j), (2) such guaranties, guaranty supplements, pledges, assignments, pledge agreement supplements and other pledge agreements being legal, valid and binding obligations of each Loan Party that is a party thereto enforceable in accordance with their terms, as to the matters contained in this Section 5.01(j), (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties and (4) such other matters as the Collateral Agent may reasonably request, and

(v)  at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) any and all further instruments and documents and take, and cause each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens created or purported to be created under the Loan Documents.

(k)  Further Assurances. Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, take and cause each Subsidiary to take the following actions: (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii)  execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, reasonably determines is necessary from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

(l)  Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect in all material respects, enforce such Related Document in accordance with its terms except when the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

(m)  Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent after the occurrence or discovery of an event, condition or circumstance reasonably likely to give rise to an Environmental Action that would be reasonably likely (whether individually or in the aggregate) to have a Material Adverse Effect, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties affected by the event, condition or circumstance in question, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent , indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property affected by the event, condition or circumstance in question to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto any of their respective properties affected by the event, condition or circumstance in question to undertake such an assessment.

(n)  Compliance with Terms of Leaseholds. Take and cause each Subsidiary to take the following actions: make all payments and otherwise perform all obligations in respect of all leases of real property to which the any of the Loan Parties or their respective Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(o)  Performance of Material Contracts. Take and cause each Subsidiary to take the following actions: perform and observe all the terms and provisions of each Material Contract to which any of the Loan Parties or their respective Subsidiaries is a party, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(p)  Use of Proceeds. Use the proceeds of each of the Advances and Letters of Credit solely for the purposes set forth in the Preliminary Statements hereof.

SECTION 5.02.   Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party and its Subsidiaries will not, at any time:

(a)  Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)  Liens created under the Loan Documents;

(ii)  Permitted Liens;

(iii)  Liens existing on the date hereof and described on Schedule 4.01(v) hereto;

(iv)  purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(B) at any time outstanding;

(v)  Liens arising in connection with Capitalized Leases of the Borrower or any of its Subsidiaries permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)  the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby provided that such replacement, extension or renewal does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds thereof;

(vii)  Liens securing any of the Debt described in Section 5.02(b)(i)(B) and Section 5.02(b)(ii); and

(viii)  other Liens securing Debt outstanding in an aggregate principal amount not to exceed $10,000,000; provided that no such Lien shall extend to or cover any Collateral.

(b)  Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)  in the case of the Borrower,

(A)  Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or commodity pricing, in each case incurred in the ordinary course of business and consistent with prudent business practice, and

(B)  Debt owed to a direct or indirect wholly-owned Subsidiary of the Borrower, which Debt (x) shall constitute Pledged Debt, (y) shall be subordinated to any Debt of the Borrower under the Loan Documents on terms reasonably acceptable to the Administrative Agent and (z) if evidenced by promissory notes, shall be in form and substance satisfactory to the Administrative Agent and shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Pledge Agreement.

(ii)  in the case of any Subsidiary of the Borrower, Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower, provided that, in each case, to the extent such Debt exceeds $10,000,000 in the aggregate, such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Pledge Agreement; and

(iii)  the Guaranties and, in the case of the Loan Parties and their Subsidiaries,

(A)  Debt under the Loan Documents;

(B)  So long as no Default has occurred and is continuing, Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding; provided that to the extent any Debt is created, incurred or assumed in compliance with this clause (B) while no Default has occurred and is continuing, such Debt shall continue to be permitted under this clause (B) in the event that a Default has occurred and is continuing;

(C)  Capitalized Leases (other than those permitted by clause (F) below) not to exceed in the aggregate $10,000,000 at any time outstanding, and in the case of Capitalized Leases to which any Subsidiary of a Loan Party is a party, Debt of the Loan Party of the type described in clause (j) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under the Capitalized Leases permitted under this clause (C);

(D)  Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f) which Debt does not exceed $10,000,000 in the aggregate and is existing at the time such Person becomes a Subsidiary of the Borrower;

(E)  So long as no Default has occurred and is continuing, other unsecured Debt of the Borrower in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that to the extent any Debt is created, incurred or assumed in compliance with this clause (E) while no Default has occurred and is continuing, such Debt shall continue to be permitted under this clause (E) in the event that a Default has occurred and is continuing;

(F)  the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents and provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(G)  Contingent obligations of the Loan Parties or any of their Subsidiaries in an amount not to exceed $10,000,000; provided that such contingent obligations are unsecured;

(H)  Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(I)  Debt in respect of letters of credit in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(J)  Debt in respect of indemnification obligations in connection with bonds and letters of credit related to self insurance and insurance programs and policies of the Loan Parties and their respective Subsidiaries; and

(K)  Obligations in respect of the Borrower’s Non-Qualified Deferred Compensation Plan to the extent of assets of such plan are on the Borrower’s balance sheet.

(c)  Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(d)  Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)  any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower, provided that, in the case of any merger or consolidation with another Subsidiary, the Person formed by such merger or consolidation shall be a direct or indirect wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(ii)  in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and the provisions of Section 5.01(j) shall have been complied with; and

(iii)  in connection with any sale or other disposition (which takes the form of a merger rather than a sale of stock or assets) permitted under Section 5.02(e)(ii), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e)  Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of (including by any sale and leaseback transaction), or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including by any sale and leaseback transaction), any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)  sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii)  sale, liquidation, or other disposition of assets under the Company’s Non-Qualified Deferred Compensation Plan when made for the purpose of distribution to participants,

(iii)  in a transaction authorized by Section 5.02(d) (other than subsection (iii) thereof);

(iv)  sales, transfers or other dispositions of assets among the Borrower and Guarantors;

(v)  the sale of any asset by the Borrower or any of its Subsidiaries (other than a bulk sale of Inventory) so long as (A) no Default shall occur and be continuing, (B) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to the Borrower or such Subsidiary in 100% cash and (D) the aggregate fair market value of such asset and all other assets sold by the Borrower and its Subsidiaries, and the aggregate purchase price paid to the Borrower and all of its Subsidiaries for such asset and all other assets sold by the Borrower and its Subsidiaries, in each case during the same Fiscal Year pursuant to this clause (iv), shall not exceed $5,000,000;

(vi)  so long as (A) no Event of Default shall have occurred and be continuing, (B) immediately after giving effect thereto the Consolidated Total Leverage Ratio shall not exceed 3.75:1 and the Borrower and its subsidiaries shall be otherwise in compliance with all Section 5.04 and (C) the purchase or offering price paid to the Borrower and its Subsidiaries shall be no less than the fair market value thereof, the Borrower and its Subsidiaries may consummate the sale of assets or capital stock (including through a spin-off) and/or initial public offering of all or any portion of the capital stock of Logan’s (any such sale or public offering, a “Permitted Disposition”) (and in connection therewith the Guaranty made be Logan’s shall be released);

(vii)  so long as no Event of Default shall have occurred and be continuing and the Borrower and its Subsidiaries shall be in pro forma compliance with Section 5.04 and shall receive cash therefor:

(A)   Cracker Barrel may, subject to the proviso below, sell, lease, transfer or otherwise dispose of real property with a fair market value in an aggregate amount not to exceed $150,000,000, so long as the aggregate fair market value of the real property sold in each Fiscal Year is less than $50,000,000;

(B)   Cracker Barrel may also sell, lease, transfer or otherwise dispose of other real property with a fair market value in an aggregate amount not to exceed $100,000,000;

(C)   Logan’s may, subject to the proviso below, sell, lease, transfer or otherwise dispose of real property in an aggregate fair market value of less than $5,000,000 in any Fiscal Year; and

(D)  Logan’s may also sell, lease, transfer or otherwise dispose of other real property, provided that if the fair market value of any real property of Logan’s being sold, leased, transferred or otherwise disposed of pursuant to this clause (D), when aggregated with the fair market value of other real property sold, leased, transferred or otherwise disposed of by Logan’s pursuant to this clause (D) in the then-current Fiscal Year, shall exceed $5,000,000, and the Consolidated Total Leverage Ratio after giving effect thereto shall exceed 3.75:1, the proceeds of such sale, lease, transfer or disposition shall be subject to the mandatory prepayment provisions set forth in Section 2.06(b)(ii);

provided that in the case of any sale, lease, transfer or other disposition of assets pursuant to clauses (v), (vii)(A) or (vii)(C) above or the proviso to clause (vii)(D) above, the applicable Loan Party shall, on the date of receipt by such Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

(f)  Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)  (A) equity Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional equity Investments in Loan Parties;

(ii)  loans and advances to employees in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including the Sarbanes-Oxley Act of 2002, as amended) an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(iii)  Investments by the Loan Parties and their Subsidiaries in Cash Equivalents;

(iv)  Investments existing on the date hereof and described on Schedule 4.01(z) hereto;

(v)  Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i);

(vi)  Investments consisting of inter-company Debt permitted under Section 5.02(b);

(vii)  the purchase or other acquisition of all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by one or more Loan Parties (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by one or more Loan Parties of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii), such purchase or other acquisition shall be at all times negotiated without the objection of the Board of Directors of the entity to be acquired; and provided further that:

(A)  the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B)  the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(C)  such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Borrower);

(D)  the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (vii), shall not exceed $100,000,000;

(E)  (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(F)  the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(viii)  Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $10,000,000; provided that immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing; and

(ix)  Investments that comprise the assets of the Non-Qualified Deferred Compensation Plan.

(g)  Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)  the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

(ii)  any Subsidiary of the Borrower may declare and pay dividends to the Borrower;

(iii)  the Borrower may consummate the Repurchase and from time to time on and after the date of such Repurchase purchase additional shares of its outstanding common stock with the proceeds of the Term B-1 Advances that remain after consummation of the Repurchase and may pay fees, expenses and costs related to the Repurchase and such additional purchases;

(iv)  the Borrower may repurchase or acquire the Convertible Notes with the proceeds of the Term B-2 Facility and/or cash on hand;

(v)  so long as immediately after giving effect thereto at least $100,000,000 of the Revolving Credit Facility shall be available for the borrowing of Revolving Credit Advances, the Borrower may (A) declare and pay cash dividends to its stockholders if after giving effect thereto the aggregate amount of such dividends paid during any Fiscal Year would be less than 15% of Consolidated EBITDA from continuing operations of the Borrower for the Fiscal Year immediately preceding the Fiscal Year in which such dividend is paid, or (B) in any fiscal quarter increase its regular quarterly dividend by an amount not to exceed the greater of $.01 or 10% of the amount of the dividend paid in the prior fiscal quarter;

(vi)  so long as immediately after giving effect thereto at least $100,000,000 of the Revolving Credit Facility shall be available for the borrowing of Revolving Credit Advances, the Borrower may purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash in any Fiscal Year if after giving effect thereto the aggregate amount (net of any amounts received from the exercise of stock options or reduction in tax obligations) of such purchases, redemptions, retirements and acquisitions made in such Fiscal Year (other than the Repurchase) would be less than the amount set forth below:

Fiscal Year Ending	Amount
August 3, 2007	$50,000,000
August 1, 2008	$50,000,000
July 31, 2009 and each Fiscal Year thereafter	$65,000,000

(vii)  the Borrower may issue (A) rights or options to acquire capital stock of the Borrower pursuant to employee stock purchase plans, director or employee option plans and other employee benefit plans and (B) common stock upon the exercise of options issued under, or pursuant to, employee stock purchase plans, director or employee option plans and other employee benefit plans;

(viii)  the repurchase of the Borrower’s common stock using proceeds from the disposition of Logan’s made in accordance with all of the provisions of Section 5.02(e)(vii) (to the extent such proceeds are not subject to the proviso to Section 5.02(e)(vii)); and

(ix)  (A) Rocking Chair, Inc. may issue Preferred Interests to the other Loan Parties, (B) the Loan Parties may award to or repurchase from employees of the Loan Parties the Preferred Interests issued by Rocking Chair, Inc. and (C) Rocking Chair, Inc. may pay dividends on its Preferred Interests in an annual amount not to exceed $250,000.

(h)  Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation, certificate of formation, operating agreement, bylaws or other constitutive, other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the interests of the Lender Parties.

(i)  Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as permitted by GAAP or (ii) its Fiscal Year.

(j)  Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (A) the prepayment of the Advances in accordance with the terms of this Agreement and (B) regularly scheduled or required repayments or redemptions of Surviving Debt; (C) the conversion of subordinated debt into equity in accordance with its terms; (ii) amend, modify or change in any manner any term or condition of any Surviving Debt or subordinated debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower; or (iii) amend or modify any documents or instruments governing any Debt other than the Loan Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the interests of the Lender Parties.

(k)  Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(l)  Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt; (B) any Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(m)  Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture with any Person other than a Loan Party or one of its Subsidiaries, or permit any of its Subsidiaries to do so with the exception of those partnerships or joint ventures existing on the date of this Agreement.

(n)  Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions with the exception of the Hedge Agreements permitted under Section 5.02(b)(i)(A) this Agreement.

(o)  Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, in each case as in effect on the date hereof, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(p)  Transactions with Affiliates. With the exception of inter-company transactions among the Loan Parties, conduct, and permit any of its Subsidiaries to conduct, any transaction with any of their Affiliates on terms that are either not fair and reasonable or less favorable to the a Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(q)  Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year set forth below to exceed the percentage set forth below of the Consolidated EBITDA for the immediately preceding Fiscal Year:

Fiscal Year Ending In	Percentage of Consolidated EBITDA
July 28, 2006 through August 3, 2007	65%
August 1, 2008 and thereafter	60%

; provided, however, that (i) if, for any Fiscal Year, the amount of Capital Expenditures allowed above for such Fiscal Year exceeds the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Capex Carryover”) equal to the lesser amount of (x) the Capex Carryover and (y) 15% of such amount of Capital Expenditures allowed above for such Fiscal Year and (ii) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the Capex Carryover amount from the prior Fiscal Year that has been allocated to such current Fiscal Year; provided, further, that notwithstanding the foregoing limitations contained in this Section 5.02, the Borrower and its Subsidiaries shall be permitted to make Capital Expenditures in respect of “land banking” in an aggregate amount not to exceed $15,000,000.

SECTION 5.03.   Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a)  Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default, or such event, development or occurrence, and the action that the Borrower has taken and proposes to take with respect thereto.

(b)  Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Administrative Agent of Deloitte & Touche LLP or such other independent registered public accountants of recognized standing acceptable to the Administrative Agent , together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default of a financial nature under Section 5.02(a), 5.02(b), 5.02(f), 5.02(q) or 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default of a financial nature under Section 5.02(a), 5.02(b), 5.02(f), 5.02(q) or 5.04 has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of the chief financial officer of the Borrower (A) setting forth in reasonably detail the compliance with the negative covenants contained in Section 5.02 (including provisions with respect to dispositions and acquisitions of assets) and stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) that includes or to which is attached a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.02(q) and Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.02(q) and Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c)  Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer (A) setting forth in reasonably detail the compliance with the negative covenants contained in Section 5.02 (including provisions with respect to dispositions and acquisitions of assets) and stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) that includes or to which is attached a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)  Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date in respect of the Facilities.

(e)  Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto. For purposes of this subclause (e), any litigation, arbitration, or governmental investigation or proceeding which involves an uninsured damage claim of $2,000,000 or less need not be the subject of any such notice unless it is one of a series of claims arising out of the same set of facts or circumstances which, in the aggregate, exceed $10,000,000.

(f)  Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all annual reports on Form 10-K and quarterly reports on Form 10-Q, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, in each case excluding the exhibits thereto unless requested by the Administrative Agent.

(g)  Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished (i) to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement or (ii) under or pursuant to any Related Document, and in each case not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h)  ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)  Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)  Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv)  Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that the notice under this clause (iv) is required to be given only if the event or circumstance identified in such notice, when aggregated with any other events or circumstances required to be reported under Section 5.03(h) could reasonably be expected to result in a Material Adverse Effect.

(i)  Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect

(j)  Insurance. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party (through the Administrative Agent) may reasonably specify.

(k)  Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04.   Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)  Consolidated Total Leverage Ratio. Maintain, as of the end of each Measurement Period ending during any period set forth in the table below, a Consolidated Total Leverage Ratio of not more than the ratio set forth opposite such period in the table below:

Period	Ratio
Effective Date through April 27, 2007	4.50:1.00
April 28, 2007 through May 2, 2008	4.25:1.00
May 3, 2008 through May 1, 2009	4.00:1.00
May 2, 2009 and thereafter	3.75:1.00

(b)  Consolidated Interest Coverage Ratio. Maintain, as of the end of each Measurement Period ending during any period set forth in the table below, a Consolidated Interest Coverage Ratio of not less than the ratio set forth opposite such period in the table below:

Period	Ratio
Effective Date through April 27, 2007	3.00:1.00
April 28, 2007 through May 2, 2008	3.25:1.00
May 3, 2008 through May 1, 2009	3.50:1.00
May 2, 2009 through April 30, 2010	3.75:1.00
April 31, 2010 and thereafter	4.00:1.00

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.   Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within 3 Business Days after the same becomes due and payable; or

(b)  any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall have been incorrect in any material respect when made; or

(c)  the Borrower shall fail to perform any term, covenant or agreement contained in Section 2.14, 5.01(e) or (j), 5.02, 5.03 or 5.04; or

(d)  any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)  any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)  any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)  any judgments or orders, either individually or in the aggregate , for the payment of money in excess of $15,000,000 or otherwise material to the Borrower and its Subsidiaries, taken as a whole, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect provided, however, that any such judgment or court order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the entire amount of such judgment or court order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order;; or

(h)  any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)  any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)  any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof) , other than in respect of any item or items of Collateral the fair market value of which, either individually or in the aggregate, does not exceed $10,000,000; or

(k)  a Change of Control shall occur; or

        (l)  any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

(m)  any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000; or

(n)  any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $15,000,000;

then, and in any such event, the Administrative Agent (i) shall, at the written request of the Required Lenders, by notice to the Borrower, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than L/C Credit Extensions by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Swing-Line Lender pursuant to Section 2.02) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than L/C Credit Extensions by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02.   Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Administrative Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01.   Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or such other Lenders required by Section 9.01, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that, whether or not expressly provided for by this Agreement or the other Loan Documents, no Agent shall be required to take any action that exposes or such Agent reasonably believes may expose such Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent may release the Liens on any assets permitted to be sold, leased, transferred or otherwise disposed of pursuant to the terms of this Agreement.

(b)  In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)  Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02.   Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party and shall not be deemed to have notice or knowledge of a Default or Event of Default unless it receives a written notice from the Borrower expressly stating that a Default or Event of Default has occurred; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.   Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Wachovia was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

    SECTION 7.04.   Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.   Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Loan Parties ) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)  Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Revolving Credit Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)  For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments and Term Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and the aggregate principal amount of L/C Credit Extensions owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.   Successor Agents.  Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such other instruments or notices, as the Required Lenders reasonably determine to be necessary, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07.   Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Agreements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.07, 2.08(b) and 9.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

SECTION 7.08.   Collateral and Guaranty Matters. The Lender Parties (on behalf of themselves and any affiliated Secured Hedge Banks) and the Secured Hedge Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, in connection with a sale of assets or Equity Interests of a Subsidiary of the Borrower permitted under the Loan Documents:

(a)  to release any Lien on any property granted to or held by the Collateral Agent (and/or the Lender Parties and the Secured Hedge Banks, as the case may be) under any Loan Document or Secured Hedge Agreement; and

(b)  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty in either case pursuant to this Section 7.08.

SECTION 7.09.   Other Agents; Arrangers and Managers. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner manager,” “bookrunner,” “lead arranger,” “co-arranger” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTY

    SECTION 8.01.   Guaranty; Limitation of Liability.   (a) Each Guarantor except when and as released upon the occurrence of a Permitted Disposition, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents and the Secured Hedge Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document or any Secured Hedge Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents or the Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)  Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance (after taking into account the provisions of paragraph (c) below).

(c)  Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 8.02.   Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)  any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)  any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)  any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)  the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)  any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03.   Waivers and Acknowledgments.  (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)  Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

       (c)  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)  Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)  Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04.   Payments Free and Clear of Taxes, Etc.

Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.

SECTION 8.05.   Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date for all of the Facilities and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

SECTION 8.06.   Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date of all Facilities and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date for all Facilities shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

       SECTION 8.07.   Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.08.   Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth below in this Section 8.08:

(a)  Prohibited Payments, Etc. Except after the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)  Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)  Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)  Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)  Except as provided in Section 3.03, waive any of the conditions, in the case of the Initial Extension of Credit, specified in Section 3.02, without the written consent of each Lender (other than any Lender that is, at such time, a Defaulting Lender);

(b)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender or extend or increase the amount of the aggregate Commitments under any Facility, or amend the pro rata treatment of any reduction of Commitments set forth in Section 2.05 or of distribution of payments set forth in Section 2.11(f), without the written consent of each Lender directly affected thereby;

(c)  postpone any date scheduled for any payment of principal or interest under Section 2.04, 2.06(b) or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or extend the maximum duration of an Interest Period without the written consent of each Lender directly affected thereby;

(d)  reduce the principal of, or the rate of interest specified herein on, any Advance or L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Percentage that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or L/C Disbursement or to reduce any fee payable hereunder;

(e)  change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(a) and (b) respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facility remains in effect without the written consent of each such Lender directly affected thereby;

(f)  change any provision of this Section 9.01 without the written consent of each Lender, or change (i) the definition of (A) “Required Lenders” without the written consent of each Lender or (B) “Secured Obligations”, without the written consent of each Hedge Bank or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)  release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (it being understood that any Permitted Disposition of Logan’s pursuant to Section 5.02(e) shall not be subject to this clause);

(h)  release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lender Parties, without the written consent of each Lender (it being understood that any Permitted Disposition of Logan’s pursuant to Section 5.02(e) shall not be subject to this clause); or

(i)  as to any Facility, impose any greater restriction on the ability of any Lender under such Facility to assign any of its rights or obligations hereunder without the written consent of Lenders having at least a majority of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Advances under such Facility, in each case, at such time then in effect. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Disbursements shall be deemed to be held by such Lender; or

(j)  amend or waive any of the conditions set forth in Sections 3.01, 3.02 or 3.03 relating to the obligations of any Revolving Credit Lender to make Revolving Credit Advances, Swing Line Advances or L/C Credit Extensions without the written consent of the Required Revolving Credit Lenders;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and the Swing Line Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or Obligations of the Issuing Bank or the Swing Line Bank, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by the Issuing Bank; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or Obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 9.07(k) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 9.02.   Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including fax communication) and mailed, faxed or delivered, if to any Loan Party at the address specified below its name on the signature pages hereof or of a Supplement to the Pledge Agreement delivered pursuant to Section 5.01(j) or (k); if to any Person that is a Lender Party as of the date hereof, at its Domestic Lending Office specified in the Lender Addendum delivered by such Lender Party; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent or the Collateral Agent, at its address at 201 South College Street, NC0608/CP8, Charlotte, North Carolina 28288-0608, Attention: Syndication Agency Services, Telecopier: 704-383-0288, Telephone: 704-374-2698, with a copy to: Wachovia Bank, National Association, One Wachovia Center, 6th Floor, Charlotte, NC 28288-0760, Attention: Jorge Gonzalez, Telecopier: 704-383-6647, Telephone: 704-383-8461; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed or faxed, be effective when deposited in the mails or transmitted by fax, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by fax or electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b)  The Loan Parties hereby agree that they will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by faxing the Communications to a telecopier number specified by the Administrative Agent to the Loan Parties. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

    (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES , ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)  The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its telecopier number set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by fax) from time to time of such Lender Party’s E-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such E-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03.   No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    SECTION 9.04.   Costs and Expenses. (a) The Loan Parties agree to pay from time to time on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under (in each case whether or not effective), the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)  The Loan Parties agree to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and settlement costs) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Loan Party also agrees that, without the prior written consent of the Administrative Agent (not to be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Loan Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Loan Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(c)  If any payment or prepayment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.   Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06.   Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and each Agent and the Administrative Agent shall have been notified by each Person that is a Lender Party as of the date hereof that such Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender Party and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lender Parties.

SECTION 9.07.   Assignments and Participations. (a) Each Lender (and the Existing Issuing Bank, Wachovia and any subsequent Issuing Bank) may, and so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.10(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances (including, for the purposes of this Section 9.07(a), participations in Letters of Credit and in Swing Line Advances) owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment and treating related Approved Funds as one assignee for this purpose) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent) under each Facility for which a Commitment is being assigned, (iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Advances or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vii) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (viii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee; provided further that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds.

(b)  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, the Swing Line Bank or the Issuing Bank, as the case may be, hereunder and (ii) the Lender Party assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender Party’s rights and obligations under this Agreement, such Lender Party shall cease to be a party hereto).

    (c)  By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, Swing Line Bank or the Issuing Bank, as the case may be.

(d)  The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-2 hereto, (i) accept such Assignment and Acceptance, (ii) record the information (the “Ownership Information”) contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. Any transfer of an ownership interest in any Advance, including any right to principal or interest payable with respect to the Advance, shall be subject to and conditioned upon the due recordation of such transfer and the Ownership Information with respect to the transferee in the Register and such transfer shall be effective only upon such recordation (and not prior thereto). In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such Assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

  (f)  The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)  Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances (including such Lender’s participations in L/C Credit Extensions and/or Swing Line Advances) owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Loan Parties, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or release any of the Subsidiary Guarantors from any of their Obligations under the Loan Documents if such release is in respect of all or substantially all of the value of the Guaranties. Each of the Loan Parties agrees that each participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12, 8.04 and 9.04(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender. A participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.

(h)  Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender Party by or on behalf of the Loan Parties; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)  Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank.

     (j)  Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to a creditor or the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided, that unless and until such creditor or trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such creditor or trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)  Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(l)  Notwithstanding anything to the contrary contained herein, if at any time Wachovia assigns all of its Revolving Credit Commitments and Revolving Credit Advances pursuant to Section 9.07(a), Wachovia may, (i) upon 10 days’ notice to the Loan Parties and the Lenders, resign as Issuing Bank and/or (ii) upon 10 days’ notice to the Loan Parties, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Loan Parties shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Loan Parties to appoint any such successor shall affect the resignation of Wachovia as Issuing Bank or Swing Line Bank, as the case may be. If Wachovia resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all L/C Credit Extensions outstanding as of the effective date of its resignation as Issuing Bank and all L/C Credit Extensions with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.03). If Wachovia resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.02.

SECTION 9.08.   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.   No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10.   Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to any pledgee referred to in Section 9.07(j) and any actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.11.   Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of or by any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.12.   Patriot Act Notice. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender Party in order to assist the Administrative Agent and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.13.   Jurisdiction, Etc.   (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND FOR PURPOSES OF ENFORCEMENT OF COLLATERAL SECURITY OR RELATED MATTERS, THE COURTS OF THE JURISDICTION WHERE SUCH COLLATERAL IS LOCATED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY OTHER JURISDICTION.

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 9.14.   GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.15.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CBRL GROUP, INC., as Borrower

By: /s/ Lawrence E. White
Name: Lawrence E. White
Title: Senior Vice President-Finance and Chief Financial Officer

CB MUSIC, LLC, as a Guarantor

By: /s/ N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

CBOCS DISTRIBUTION, INC., as a Guarantor

By:  /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

CBOCS PARTNER I, LLC, as a Guarantor

By:  /s/Elizabeth Wilson
Name: Elizabeth Wilson
Title: Assistant Secretary

CBOCS PARTNER II, LLC, as a Guarantor

By:  /s/Elizabeth Wilson
Name: Elizabeth Wilson
Title: Secretary

CBOCS PENNSYLVANIA, LLC, as a Guarantor

By: /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

CBOCS PROPERTIES, INC., as a Guarantor

By:  /s/Ursula Holmes
Name: Ursula Holmes
Title: President

CBOCS SUPPLY, INC., as a Guarantor

By: /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

CBOCS TEXAS LIMITED PARTNERSHIP, as a Guarantor

By: CBOCS Partner I, LLC, its general partner

By: /s/ Elizabeth Wilson
Name: Elizabeth Wilson
Title: Assistant Secretary

CBOCS WEST, INC., as a Guarantor

By:/s/ N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

CRACKER BARREL OLD COUNTRY STORE, INC., as a Guarantor

By: /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

LOGAN’S ROADHOUSE, INC., as a Guarantor

By: /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

LOGAN’S ROADHOUSE OF TEXAS, INC., as a Guarantor

By: /s/N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Assistant Secretary

ROCKING CHAIR, INC., as a Guarantor

By:  /s/Elizabeth Wilson
Name: Elizabeth Wilson
Title: Assistant Secretary

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank, Swing Line Bank and Lender

By:  /s/Richard DiDonato
Name: Richard DiDonato
Title: Managing Director

All schedules and exhibits of this Credit Agreement have been excluded from this exhibit due to immateriality.